UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AMICAS, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by AMICAS, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: AMICAS, Inc.
Commission File No.: 000-25311
Frequently Asked Questions (employees):

1.	What is happening with AMICAS?
AMICAS has signed a merger agreement with Thoma Bravo that will result in AMICAS becoming a private company. AMICAS supports the proposed transaction which it believes is a win-win-win that provides compelling value for our shareholders, customers and employees. Thoma Bravo is paying $5.35 per share, in cash, with no financing contingency.

2.	Was AMICAS seeking a merger?
No. We were not actively “shopping” AMICAS to potential suitors — we have been very focused on building a great company. We plan to remain focused on doing just that. Thoma Bravo approached the AMICAS Board of Directors with an unsolicited offer a few months ago. As a publicly held company, the AMICAS Board of Directors has a fiduciary responsibility to entertain offers for the business on behalf of AMICAS shareholders. The AMICAS Board of Directors worked with industry experts and investment bankers to determine an appropriate valuation for the company, and has accepted the offer from Thoma Bravo after determining that the offer was a fair price for, and would be well received by, AMICAS shareholders.

3.	What are the terms of the deal? What do AMICAS’ shareholders gain from this?
Under the terms of the agreement, AMICAS’ shareholders will receive $5.35 in cash for each share of AMICAS common stock they hold, representing a premium of approximately 24% percent over AMICAS’ average closing share price for the 30 trading days prior to the execution and public announcement of the transaction.

The board of directors of AMICAS has approved the merger agreement and resolved to recommend that AMICAS’ shareholders adopt the agreement.

4.	What happens next?
In order to become final, our shareholders must approve the transaction at a special meeting of the shareholders. In the coming weeks, AMICAS will file with the SEC a preliminary proxy statement relating to the special meeting. This proxy statement will contain information about the transaction, will solicit proxies and will be available to the public. Once the SEC review is completed, a “definitive” proxy statement will be filed with the SEC and mailed to shareholders. Shareholders will then vote on the transaction either in person at the special meeting or by proxy. If the merger agreement is approved by our shareholders at the special meeting, and all of the other closing conditions are met, the transaction can be closed.

Between now and closing nothing will change from a business standpoint. We will operate the business as usual as a publicly-traded company. We need to continue to remain focused on operating solely in the best interest of AMICAS, our customers, and our current shareholders.

5.	Did AMICAS do this because it was in financial trouble?
No! Our business is performing well with no debt and over $40M in cash as of September 30, 2009. We’ve had record bookings for 5 of the last 6 quarters and we’ve done some great work combining AMICAS and Emageon in 2009. We have very strong operating cash flow as well. The Board of Directors determined that this was the best outcome for AMICAS

AMICAS, Inc | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

current shareholders at this time.

6.	Are we still going to be AMICAS going forward? What does this mean for everyone on a day-to-day basis?
In many ways, it is easiest to simply think of this as a change in ownership — Thoma Bravo will own AMICAS instead of the many public shareholders we have now. Our business and leadership will remain the same...we will still be AMICAS!

7.	How and when will we be integrated?
Thoma Bravo is a financial institution — they do not have software developers, customer support people, accountants or salespeople — and so there will be no “integration” as we experienced when AMICAS merged with Emageon. We do not expect major changes to our organizational or leadership structure as a result of this transaction and therefore don’t expect many changes to AMICAS as a whole. Until the required regulatory and shareholder approvals are obtained and the transaction closes, which is currently expected to occur in the late part of the first quarter in 2010, Thoma Bravo and AMICAS will work together to the extent permitted under applicable law to plan for 2010 and beyond.

8.	Will all AMICAS employees keep their jobs? Will their jobs change? Will they report to different people?
We do not have any plans to change the reporting structure, position descriptions, or responsibilities of employees. In addition, there are currently no layoffs planned. However, we will always continue to evaluate our business on an ongoing basis for areas of continued improvement - this is simply good business practice.

9.	Do my options vest automatically with the change of control?
Most outstanding stock options are already vested, and the 2006 Stock Incentive Plan under which most of the unvested options were granted, does not provide for automatic vesting of unvested options upon a change in control of the Company. However, the Board of Directors has determined to accelerate the vesting of 50% of most of the unvested options immediately prior to the closing of the Merger (so that they do vest) in connection with this transaction if this transaction is completed.

10.	What will happen to AMICAS employees’ stock options?
Effective upon the closing of the merger, all of your stock options then outstanding will terminate and be of no further force and effect. Between now and the merger you may exercise your stock options in the same manner that you have always exercised. If you do exercise you will become a stockholder of AMICAS and receive the merger consideration at the time and under the same terms as all the public stockholders of AMICAS. In addition, shortly before closing you will be notified of the final date to exercise your vested stock options and you will be given the opportunity to exercise your stock options that will vest in connection with the merger. The shares of common stock to be issued during this final vesting period will then automatically be sold to Thoma Bravo for $5.35 per share, with the proceeds paid to you via AMICAS payroll, less applicable withholding taxes. More information regarding the exercise procedure, and applicable taxes, will be provided at a later time.

11.	May I buy or sell shares of AMICAS prior to the close of the deal?
Yes, you may. However, certain employees who are directly involved in the process are not permitted to trade in AMICAS stock, and they have been so advised. Unless you have already heard to the contrary, or are in possession of material, undisclosed information about AMICAS or the merger, you are free to trade. Of course, trading in AMICAS stock is always subject to AMICAS’ insider trading policy. If you have any questions, please contact Craig Newfield, Vice President/ General Counsel of AMICAS.

AMICAS, Inc | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

12.	Will there be changes to the current AMICAS benefits and compensation programs?	We do not expect major changes to the AMICAS benefits and compensation plan as a result of this transaction.

13.	Will there be any changes to the AMICAS offices?	We do not have any plans to change our office presence in Boston, Daytona Beach, Hartland, or Ottawa.

14.	Is there any provision in the deal to keep AMICAS’ top executives in place for a period of time?
We do not contemplate major changes to our leadership structure as a result of this transaction and there is a strong commitment from the AMICAS leadership team to continue being part of this building of a great company.

15.	How does this deal benefit AMICAS and our customers?
This transaction will better position AMICAS to continue our position as the leading independent provider of image and information management solutions in healthcare. The new ownership structure will remove a significant amount of expense and distraction attributable to being a public company and allow us to build stronger platforms that grow as the needs of our customer’s requirements evolve and enable us to better serve our 1,000+ customers across the country. As documented on their website, Thoma Bravo’s “...strategy in the software industry is centered on the Thoma Bravo “buy and build” approach. We look to partner with management teams that have the vision to be leading consolidators in their industries and with companies that have the size and scale to be strong platform companies. Each of our software portfolio companies operates independently, and their management teams work in close partnership with Thoma Bravo to enhance organic growth and implement consolidation acquisition plans.”

16.	Who is Thoma Bravo?
Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 43 acquisitions across 13 platform companies with total annual earnings in excess of $600 million.

17.	How does AMICAS fit in with Thoma Bravo’s portfolio?
AMICAS will be Thoma Bravo’s 14th software platform investment. Thoma Bravo has a history of growing revenue and increasing the profitability of its portfolio companies through organic growth and consolidation. AMICAS will serve as its first independent healthcare investment and will be a platform for them to build on in partnership with us. Again, Thoma Bravo’s strategy in the software industry is centered on their “buy and build” approach. They only partner with existing management teams that have the vision to be leading consolidators in their industries and with companies that have the size and scale to be strong platform companies. They believe that AMICAS is exactly that for the healthcare information technology space. Each of their software portfolio companies operates independently, and their management teams work in close partnership with Thoma Bravo to enhance organic growth and implement consolidation acquisition plans.

AMICAS, Inc | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

18.	How should employees handle calls/questions from the media (newspapers, television, radio, etc.) regarding the merger?
In keeping with AMICAS’ standard policy, employees should not respond directly to questions from the media and analysts. Rather, they should refer all questions and information requests from the media to Paul Merrild at 617-779-7704 and from the investment analysts to Kevin Burns at 617-779-7855.

19.	Who should employees contact with questions/concerns during the transition period?	Questions should be directed to your immediate manager who will arrange to obtain the answer for you. The management team will be supported by the Human Resources organization.

20.	AMICAS & Thoma Bravo summary bullet points
AMICAS has signed a merger agreement with a private equity firm named Thoma Bravo that will result in AMICAS becoming a privately held company. In many ways, it is easiest to simply think of this as a change in ownership — Thoma Bravo will own AMICAS instead of the many public shareholders (about 300) that we have now. 300 goes to 1 in terms of shareholders — no other change. This was an unsolicited offer that came into AMICAS. Bottom line is that our business, our strategy, our leadership team and our mission all remain the same!

We are really excited about this move — we think it is going to mean great things for all of our customers and for AMICAS. Being a private company will remove the distractions and costs associated with being public, which will enable us to focus our resources completely on our business and customers. Thoma Bravo will also bring both additional capital and best practice operational expertise to AMICAS that will allow us to grow as the needs of our customers evolve and enable us to better serve our market.

Most importantly, you should rest assured that your existing investment with AMICAS is safe — and we look forward to continuing to ensure that you realize your goals and objectives as a partner with AMICAS. Our business will remain the same...you should expect “business as usual” from AMICAS. Again, bottom line is that our business, our strategy, our leadership team and our mission all remain the same/unchanged!

                 Information regarding the solicitation of proxies
In connection with the proposed transaction, AMICAS will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the company in advance of the special meeting. Shareholders of AMICAS are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about AMICAS and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by AMICAS with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations by e-mail at colleen.mccormick@amicas.com or by phone at 617.779.7892.
AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS shareholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the AMICAS Investor Relations Web site at www.amicas.com/investorrelations.
AMICAS, Inc | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

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